EXHIBIT 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
REDBACK NETWORKS INC.,	)	Case No. 03-13359 (CGC)
)
Debtor.	)	Related Docket No. 4

ORDER CONFIRMING PREPACKAGED PLAN OF REORGANIZATION OF

REDBACK NETWORKS INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Redback Networks Inc., debtor and debtor in possession herein (“Debtor”), having filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (as amended, “Bankruptcy Code”) on November 3, 2003 (the “Petition Date”); the Debtor having filed on the Petition Date its Prepackaged Plan of Reorganization of Redback Networks Inc. (Docket No. 4) (“Plan”), its Offer to Exchange 47,500,000 post-reverse split shares of Common Stock for $467,500,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2007 and related accrued interest and Disclosure Statement for Solicitation of Acceptances to Prepackaged Plan of Reorganization dated October 10, 2003 (Docket No. 5) (“Creditor Disclosure Statement”), and its Proxy/Prospectus/Disclosure Statement dated October 10, 2003 (Docket No. 6) (“Stockholder Disclosure Statement,” and together with the Creditor Disclosure Statement, the “Disclosure Statements”);1 and the Debtor having distributed

[1]	Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan. The rules of interpretation set forth in Article I.A of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this “Confirmation Order”). In accordance with Section II.B of this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

the Plan and the Creditor Disclosure Statement or Stockholder Disclosure Statement, as appropriate, in connection with the pre-petition solicitation of votes to accept or reject the Plan, beginning on or about October 2, 2003; and the Affidavit of Service of Paul S. Schulman, relating to the Debtor’s prepetition solicitation of the Plan and Disclosure Statements, having been filed with the Court on December 16, 2003 (Docket No. 149), and the Affidavit of Service of Kenneth Altman, relating to the service of the notice of the hearing to consider confirmation of the Debtor’s Plan and Disclosure Statements and the notice of the claims bar dates fixed by the Court pursuant to the Scheduling Order (defined below) having been filed with this Court on November 14, 2003 (Docket No. 74), and the Affidavit of Kenneth Altman, relating to the publication in the Wall Street Journal (National Edition) and the San Jose Mercury News of the notice of hearing to consider confirmation of the Plan and approval of the Disclosure Statements having been filed on December 4, 2003 (Docket No. 110); and the Affidavit of Paul S. Schulman Certifying Tabulation Of Votes For Prepackaged Plan Of Reorganization For Redback Networks Inc. certifying (i) procedures for distribution of solicitation materials and (ii) tabulation of the Ballots received for the Plan (collectively, the “Voting Affidavits”) having been filed with this Court on December 16, 2003 (Docket No. 149); and the Plan Supplement having been filed with this Court on December 9, 2003 (Docket No. 119) (“Plan Supplement”); and this Court, upon motion of the Debtor, having entered an order on November 6, 2003 (Docket No. 37) (the “Scheduling Order”) scheduling a combined hearing on December 19, 2003 to consider the adequacy of the Disclosure Statements and Confirmation of the Plan pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and sections 1126 and 1128 of the Bankruptcy Code (such combined hearing is referred to in this Order as the “Confirmation Hearing”); and this Court having reviewed the Plan, the Disclosure Statements, and the Plan Supplement, the Debtor’s Memorandum in Support of Confirmation of Prepackaged Plan of Reorganization of Redback Networks Inc. Under Chapter 11 of the United States Bankruptcy Code filed December 17, 2003 (Docket No. 156) (the “Confirmation Memorandum”), the Affidavit and Statement of Thomas L. Cronan, III in Lieu of Direct Testimony in Support of Confirmation of the Debtor’s Prepackaged Plan Of Reorganization filed December 17, 2003 (Docket No. 152) (“Cronan Affidavit”), the Affidavit of and Statement of J. Soren Reynertson in Lieu of Direct Testimony in Support of Confirmation of the Debtor’s Prepackaged Plan of Reorganization filed December 17, 2003 (Docket No. 154), and the Affidavit of Andrew Hinkelman in Lieu of Direct Testimony in Support of Confirmation of Debtor’s Prepackaged Plan of Reorganization filed December 17, 2003 (Docket No. 153); and this Court having considered any objections, oppositions and other responses filed with respect to approval of the Disclosure Statements and the Confirmation of the Plan and having heard the statements of counsel in support of and in opposition to Confirmation at the Confirmation Hearing; and this Court having by this Order overruled all objections, oppositions and other responses that were not otherwise resolved prior to or on the record at the Confirmation Hearing; and this Court having considered all testimony presented and evidence admitted by affidavits or otherwise at the Confirmation Hearing; and this Court having taken judicial notice of the papers and pleadings on file in the above-captioned Chapter 11 Case; and it appearing to this Court that (a) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation were in compliance with the Scheduling Order and were adequate and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby, and (b) the legal and factual bases set forth in the Confirmation Memorandum and presented at the

Confirmation Hearing establish just cause for the relief granted herein; this Court hereby makes and issues the findings of fact and conclusions of law set forth below:

I.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Jurisdiction And Venue.

On the Petition Date, the Debtor commenced this Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtor was and is qualified to be a debtor under section 109 of the Bankruptcy Code. This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 1334 and 157. This is a core proceeding under 28 U.S.C. § 157(b)(2). Venue of this case in the District of Delaware was proper as of the Petition Date and continues to be proper under 28 U.S.C. § 1408.

B.	Adequacy of Disclosure Statements

Both the Creditor Disclosure Statement and the Stockholder Disclosure Statement contain “adequate information” as required under section 1126(b)(1) of the Bankruptcy Code that would enable a hypothetical reasonable investor typical of Holders of Claims or Interests of the relevant Classes to make an informed judgment about the Plan, and are hereby approved. The Debtor has solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable law and is entitled to the protections afforded in Section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in the Plan.

C.	Solicitation of Acceptances or Rejections of Plan

The Plan, Disclosure Statements, and notice of Disclosure Statements and Confirmation Hearing were transmitted and served in compliance with the Bankruptcy Code and Bankruptcy Rules. As described in the Voting Affidavits, the transmittal and service were adequate and sufficient under the circumstances of the Debtor’s chapter 11 case.

D.	Notice of Plan Proceedings

Notice of the Confirmation Hearing and the deadline for filing objections to confirmation of the Plan was timely served by the Debtor in compliance with the Scheduling Order. All parties required to be given notice of the Confirmation Hearing (including notice of the deadline for filing and serving objections to the Disclosure Statements and confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Bankruptcy Rules and Scheduling Order, and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

E.	Compliance With The Requirements Of Section 1129 Of The Bankruptcy Code.

1. Section 1129(a)(1) — Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates twelve (12) discrete classes of Claims and Interests and provides that voting will be consolidated by type of Claim without regard to the particular type of Claim or subclass within each Class, i.e., the votes of all Unassumed Unsecured Claims (subclasses 4.1, 4.2, 4.3 and 4.4) will be aggregated, the votes of all Assumed Unsecured Claims (subclasses 6.1 and 6.2 will be aggregated), and the votes of all Old Redback Common Stock Related Interests (subclasses 8.1, 8.2 and 8.3) will be aggregated. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and for aggregating the votes within each Class. The Plan’s treatment of Claims and Interests does not unfairly discriminate among holders of Claims and Interests. The Plan adequately and properly classifies all Claims and Interests required to be classified and thus satisfies the requirements of Sections 1122 and 1123(a)(1) of the Bankruptcy Code.

The Plan specifies the Classes that are unimpaired under the Plan and accordingly complies with Section 1123(a)(2) of the Bankruptcy Code.

The Plan specifies the treatment of each impaired Class of Claims and Interests and accordingly complies with Section 1123(a)(3) of the Bankruptcy Code.

The Plan provides for the same treatment for each Claim or Interest within a particular Class and accordingly complies with Section 1123(a)(4) of the Bankruptcy Code.

The Plan provides adequate means for the Plan’s implementation by setting forth provisions necessary to implement the Plan, including the vesting of assets in Reorganized Redback, cancellation of existing securities, issuance of new common stock and new warrants, reservation of shares for Reorganized Redback’s Retained Incentive Plans, preservation of rights of action, governance of distributions, resolution of disputed claims and interests, and treatment of executory contracts. Together, these provisions provide “adequate means” for implementation of the Plan. The Plan accordingly complies with Section 1123(a)(5) of the Bankruptcy Code.

The Plan provides that the Debtor’s existing certificate of reorganization shall be amended and restated upon the terms of the Reorganized Redback Certificate of Incorporation. The Reorganized Redback Certificate of Incorporation prohibits the issuance of nonvoting equity securities and provides, as to those securities possessing voting power, an appropriate distribution of such power. The Plan accordingly complies with Section 1123(a)(6) of the Bankruptcy Code.

The Plan provides that the management, control, and operation of Reorganized Redback shall be the responsibility of the board of directors of Reorganized Redback in accordance with applicable Delaware law; that the initial board of directors of Reorganized Redback after the Effective Date shall consist of nine (9) members, as set forth in the Disclosure Statement and Plan Supplement, and that each such director and officer shall serve from and after the Effective Date pursuant to the terms of Reorganized Redback’s certificate of incorporation, bylaws, other consistent documents and applicable state corporate law. The Plan’s provisions concerning the selection of directors and management of Reorganized Redback are consistent with the interests of creditors and equity security holders and with public policy. The Plan accordingly complies with Section 1123(a)(7) of the Bankruptcy Code.

The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code.

2. Section 1129(a)(2) — Compliance Of The Debtor With Applicable Provisions Of The Bankruptcy Code.

The Debtor, as proponent of the Plan, has complied with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules including, without limitation, sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 3018.

The solicitation of acceptance or rejection of the Plan was in compliance with all applicable nonbankruptcy laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation, and solicited after disclosure to Holders of Claims and in accordance with section 1126(b) of the Bankruptcy Code. Accordingly, the Debtor has properly solicited acceptances pursuant to section 1126(b) of the Bankruptcy Code. Furthermore, the Plan was transmitted to substantially all creditors and equity security holders of each Class entitled to vote on the Plan, and a reasonable period of time was provided for such creditors and equity security holders to accept or reject the Plan. On October 2, 2003, the Debtor commenced a solicitation of votes in respect of the Plan from the clam holders and interest holders entitled to vote on the Plan (the “Solicitation”). The Debtor retained The Altman Group to aid in conducting the Solicitation. Commencing on October 2, 2003, Solicitation Packages (defined below) were distributed by Altman to holders of claims or interests in Class 4 (Unassumed Unsecured Claims), Class 5 (Jabil Claims) and Class 8 (Old Redback Common Stock Related Interests) because, as described more fully below, such classes were the only classes entitled to vote on the Plan.

As part of the Solicitation, the Noteholders (or their nominees, as appropriate) and other holders of Class 4 and Class 5 Claims were sent a solicitation package containing copies of the following documents: (i) the Plan, (ii) the Creditor Disclosure Statement, and (iii) an appropriate ballot with which to vote (collectively, the “Solicitation Package”). Holders of the Debtor’s common stock (as well as holders of related interests, such as holders of above market options and warrants for the Debtor’s common stock) were also provided with the Plan, an appropriate form of ballot and the Stockholder Disclosure Statement, and together with the Creditor Disclosure Statement, (the “Disclosure Statements”). The voting deadline was fixed at midnight Eastern Time on October 30, 2003. The vote totals accepting the Plan were timely received prior to the voting deadline and are annexed as Exhibit A to the Affidavit of Paul S. Schulman Certifying Tabulation Of Votes For Prepackaged Of Reorganization For Redback Networks Inc. certifying (i) procedures for distribution of solicitation materials and (ii) tabulation of the Ballots received for the Plan.

The Ballots of holders of Claims and Interests entitled to vote on the Plan were properly solicited and tabulated. The Debtor has further complied with all the provisions of the Bankruptcy Code and the Bankruptcy Rules governing notice of the Confirmation Hearing, approval of the Disclosure Statement and all other matters considered by this Court in the

Chapter 11 Case. The record in this Chapter 11 Case further discloses that the Debtor has complied with the orders of the Court entered during the pendency of the case and that the Debtor has not violated any such orders. Accordingly, the Debtor has satisfied section 1129(a)(2) of the Bankruptcy Code.

3. Section 1129(a)(3) — Proposal Of Plan In Good Faith.

The Debtor proposed the Plan in good faith and not by any means forbidden by law. No person has timely filed a valid objection to confirmation of the Plan on the grounds that the Plan was not proposed in good faith or by any means forbidden by law. Accordingly, pursuant to Bankruptcy Rule 3020(b)(2), the Court may determine compliance with Section 1129(a)(3) of the Bankruptcy Code without receiving evidence on such issues. The Court has examined the totality of the circumstances surrounding the formulation of the Plan. The plan was proposed with the legitimate purpose of restructuring the Debtor’s finances to permit it to reorganize successfully. Furthermore, the Plan has been accepted by the requisite holders of Claims and Interests in all Classes that actually voted on the Plan, and such acceptance evidences the informed judgment of creditors and equity security holders that the Plan is in their best interests. Therefore, the Court finds and concludes that the Plan has been proposed in good faith in compliance with Section 1129(a)(3) of the Bankruptcy Code with the legitimate and honest purpose of reorganizing of the Debtor.

4. Section 1129(a)(4) — Bankruptcy Court Approval Of Certain Payments As Reasonable.

As required by section 1129(a)(4) of the Bankruptcy Code, any payment made or to be made by the Debtor, or by a person issuing securities or acquiring property under the Plan, to professionals retained by the Debtor for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, this Court as reasonable.

5. Section 1129(a)(5) — Disclosure Of Identity And Affiliations Of Proposed Management, Compensation Of Insiders And Consistency Of Management Proposals With The Interests Of Creditors And Public Policy.

The Debtor has disclosed, in the Disclosure Statements and the Plan Supplement, the identity and affiliations of the proposed directors and officers of Reorganized Redback, as well as compensation of insiders, if any, who will be employed or retained by Reorganized Redback. The appointment or continuance of the proposed directors and officers is consistent with the interests of Holders of Claims and Interests and with public policy. Accordingly, the requirements of section 1129(a)(5) of the Bankruptcy Code have been satisfied.

6. Section 1129(a)(6) — Approval of Rate Changes.

The Plan does not provide for or contemplate any rate change that would require the approval of any regulatory agency. Therefore, the requirements of section 1129(a)(6) of the Bankruptcy Code have been satisfied.

7. Section 1129(a)(7) — Best Interests Of Creditors And Equity Interest Holders.

As required by section 1129(a)(7) of the Bankruptcy Code, with respect to each impaired Class of Claims or Interests under the Plan, each holder of a Claim or Interest of each such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

8. Section 1129(a)(8) — Acceptance Of The Plan By Each Impaired Class and Section 1129(b) — Cramdown of Deemed Rejecting Classes.

All holders of Claims and Interests impaired under the Plan have been given adequate opportunity to vote to accept or reject the Plan. As demonstrated in the Voting Affidavits, the Plan has been accepted, within the meaning of Section 1126(c) of the Bankruptcy Code, by the holders of Claims and Interests, respectively, in Classes 4, 5 and 8. No Class of Creditors or Interests voted to reject the Plan. Because the Plan provides that the Holders of Claims in Classes 9 and 10 will not receive or retain any property on account of such Claims, Classes 9 and 10 are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code.

Notwithstanding the deemed rejection of the Plan by Classes 9 and 10, the Plan is confirmable because it satisfies section 1129(b)(l) of the Bankruptcy Code with respect to those Classes. The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 9 and 10. There is no Holder of a Claim or Interest junior to Classes 9 and 10 who will receive or retain any property under the Plan on account of such junior Claim or Interest. As such, the treatment afforded non-consenting Interests in Classes 9 and 10 comports with section 1129(b)(2)(C) of the Bankruptcy Code. Accordingly, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Classes 9 and 10.

The Plan had established Class 12 to satisfy any potential claims arising out of disputes, litigation and other proceedings relating to employment or retention of persons who, as of the Petition Date, were former employees of the Debtor or independent contractors. However, no Class 12 claims are listed in the Debtor’s Schedules, and no claims have been filed in the Debtor’s case that may be properly classified in Class 12. Based on the Cronan Affidavit, it does not appear that any Class 12 Claims exist.

9. Section 1129(a)(9) — Treatment Of Claims Entitled To Priority Pursuant To Section 507(a) Of The Bankruptcy Code.

The Plan provides for treatment of Administrative Claims, Priority Tax Claims and Other Priority Claims entitled to priority pursuant to sections 507(a)(3)-(6) of the Bankruptcy Code in the manner required by section 1129(a)(9) of the Bankruptcy Code.

10. Section 1129(a)(10) — Acceptance By At Least One Impaired Class.

As indicated in the Voting Affidavits, Classes 4, 5 and 8 are impaired classes that have each voted to accept the Plan, excluding votes cast by insiders. Accordingly, at least one Class of Claims or Interests that is Impaired under the Plan has accepted the Plan, in compliance with section 1129(a)(10) of the Bankruptcy Code

11. Section 1129(a)(11) — Feasibility Of The Plan.

The Plan does not provide for the liquidation of all or substantially all of the property of the Debtor. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor, Reorganized Redback or any successor to Reorganized Redback under the Plan. Based on the Debtor’s financial projections, the Debtor’s success in obtaining postpetition financing and arranging post-confirmation financing, and as stated in the Cronan Affidavit, it appears that Reorganized Redback will possess sufficient Cash to make all payments due on the Effective Date and to satisfy postpetition obligations under the Plan. Accordingly, the Plan presents a workable scheme of organization and operation and complies with section 1129(a)(11) of the Bankruptcy Code.

12. Section 1129(a)(12) — Payment Of Bankruptcy Fees.

The Plan provides that all fees payable under 28 U.S.C. §1930 have been paid or will be paid on or before the Effective Date, and all such fees that arise after the Effective Date but before the closing of the Chapter 11 Case shall be paid by Reorganized Redback. The Debtor or Reorganized Redback has adequate means to pay all such fees. The Plan thus complies with section 1129(a)(12) of the Bankruptcy Code.

13. Section 1129(a)(13) — Retiree Benefits.

The Plan provides that Reorganized Redback shall continue to pay “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels. The Plan thus complies with section 1129(a)(13) of the Bankruptcy Code.

F.	Exemptions for Issuance of Securities

The Plan provides for the issuance of New Common Stock, Class I New Warrants, and Class II New Warrants. Such issuance is under a plan of reorganization by the Debtor. Under the Plan, the recipients of New Securities hold a prepetition expense claim against the debtor or an interest in the debtor, and will not receive any other cash or other property from the Debtor in exchange for the recipient’s claim against or interest in the debtor. It is not the principal purpose of the Plan to avoid taxes or the application of section 5 of the Securities Act of 1933, as amended. Accordingly, as provided by Section 1145(a) of the Bankruptcy Code, the issuance under the Plan of the New Securities is exempt from the registration requirements of Section 5 of the Securities Act and any other applicable securities laws (including state securities laws).

G.	Exemptions From Taxation.

The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, including any transfer from Debtor to Reorganized Redback or any other Person or entity pursuant to the Plan, is exempt from taxation under any law imposing a stamp tax or similar tax, in accordance with section 1146(c) of the Bankruptcy Code.

H.	Good Faith Solicitation

The Debtor has solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and each of its affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals (acting in such capacity) has participated in “good faith,” within the meaning of section 1125(e) of the Bankruptcy Code, and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan.

I.	Releases.

The releases and discharges by the Debtor and Reorganized Redback of claims against its directors, officers, employees, agents, financial advisors, representatives, affiliates, attorneys and professionals as of the Petition Date, or in the case of officers, directors, employees, financial advisors, attorneys and professionals as of May 1, 2003 or thereafter, pursuant to Article XIV.F.1 of the Plan are supported by good and valuable consideration, the adequacy of which is hereby confirmed, are fair, equitable, reasonable and integral elements of the restructuring and resolution of the Chapter 11 Case in accordance with the Plan.

The releases and discharges by Holders of Claims and Interests pursuant to Article XIV.F.2 of the Plan are supported by good and valuable consideration, the adequacy of which is hereby confirmed, are fair, equitable, reasonable and integral elements of the restructuring and resolution of the Chapter 11 Case in accordance with the Plan, and shall be effective and binding on each Holder of a Claim or Interest that voted to accept the Plan and did not opt out of voting for such releases on its Ballot.

The injunction provisions set forth in Article XIV.G of the Plan are supported by good and valuable consideration, the adequacy of which is hereby confirmed, and are fair, equitable, reasonable and integral elements of the restructuring and resolution of the Chapter 11 Case in accordance with the Plan.

The exculpation and limitation of liability provisions set forth in Article XIV.H of the Plan do not eliminate liability in connection with work on the Plan, but rather limit liability to willful misconduct or gross negligence. Such provisions are supported by good and valuable consideration, the adequacy of which is hereby confirmed, and are fair, equitable, reasonable and integral elements of the restructuring and resolution of the Chapter 11 Case in accordance with the Plan.

J.	Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan are a good faith compromise and settlement of all Claims arising prior to the Petition Date, including without limitation and claims or controversies relating to the subordination rights that a holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtor and any other Claims and controversies resolved pursuant to the Plan. Such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The transfers of property by the Debtor to holders of Claims and Interests under the Plan are for good and adequate consideration and value.

K.	Satisfaction of Conditions to Confirmation

Each and every condition precedent to the confirmation of the Plan has been satisfied or waived.

L.	Agreements And Other Documents

The Debtor has disclosed all material facts regarding: (i) the amendment of its certificate of incorporation; (ii) the selection of directors and officers for Reorganized Redback; (iii) the distribution of New Common Stock and New Warrants; (iv) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of Reorganized Redback; and (v) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing.

II.

ORDER

Based upon the record of the Confirmation Hearing, all the proceedings held before this Court in the Chapter 11 Case, and the foregoing findings of fact and conclusions of law,

IT IS HEREBY ORDERED THAT:

A.	Approval of Disclosure Statement and Solicitation Procedures.

Both the Creditor Disclosure Statement and the Stockholder Disclosure Statement contain adequate information as defined in section 1125(a) and 1126(b) of the Bankruptcy Code and are hereby approved. The Debtor’s solicitation of acceptances of the Plan pursuant to section 1126(b) of the Bankruptcy Code is hereby approved.

B.	Confirmation of The Plan.

The Plan (as supplemented by the Plan Supplement and the other Plan Documents) and each of its provisions shall be, and hereby are, confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code, and each term and provision of the Plan (as supplemented by the Plan Supplement and the other Plan Documents) shall be, and hereby is, valid and enforceable pursuant to its terms; provided, however, that if there is any direct conflict between the terms of the Plan (as supplemented by the Plan Supplement and the other Plan Documents)and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All objections and responses to, and statements and comments regarding, the Plan, to the extent not already withdrawn, are hereby overruled. The record of the Confirmation Hearing is hereby closed. The Debtor is authorized and directed to implement the Plan in accordance with the terms thereof and to take any and all actions contemplated to be taken by it under the Plan (as supplemented by the Plan Supplement filed on December 9, 2003 at Docket No. 119 and other Plan Documents).

In accordance with section 1141 of the Bankruptcy Code, to the maximum extent permitted by applicable law, the Plan and the provisions thereof shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims against and Interests in the Debtor, their respective successors and assigns, including, without limitation, Reorganized Redback, any person acquiring or receiving property under the Plan, any party to a contract with the Debtor, any lessor or lessee of property to or from the Debtor and any holder of a Claim against or an Interest in the Debtor, and all other parties-in-interest in the Chapter 11 Case, whether or not such holder, person, party, lessor, lessee or party-in-interest will receive or retain any property or interest in property under the Plan, such Claim or Interest is Impaired under the Plan, or such holder, person, party, lessor, lessee or party-in-interest has filed a proof of Claim or has accepted the Plan.

Upon the Effective Date of the Plan, all Plan Documents and/or any other agreement entered into or instrument issued or in connection with the Plan or any other Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously without any further order of the Bankruptcy Court.

C.	Matters Relating To Implementation Of The Plan.

1. Continued Corporate Existence

Reorganized Redback shall continue to exist after the Effective Date as a separate corporate entity, in accordance with applicable law in the State of Delaware and with all the rights, powers and privileges of a corporation under such laws. Debtor’s existing certificate of incorporation shall, as of the Effective Date, be amended and restated upon the terms of the Reorganized Redback Certificate of Incorporation without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. The Secretary of State for the State of Delaware shall accept for filing the Reorganized Redback Certificate of Incorporation as so adopted. Debtor’s bylaws shall be retained by Reorganized Redback and continue in effect on and after the Effective Date. On and after the Effective Date, the Reorganized Redback Certificate of Incorporation and Reorganized Redback Bylaws shall govern Reorganized Redback’s operation, unless and until further amended or modified in accordance with applicable law.

2. Vesting of Assets

Except as otherwise provided in the Plan or this Confirmation Order, on and after the Effective Date, all property of the Estate, including all claims, rights and causes of action, Passed Through Rights and any property acquired by the Debtor or Reorganized Redback under or in connection with the Plan, to the maximum extent permitted by applicable law, shall vest in Reorganized Redback free and clear of all Claims, liens, charges, other encumbrances and interests (except with respect to the rights of counterparties in respect of Passed Through Rights and Claims and Interests that are Unimpaired under the Plan, to the extent that such rights, Claims and Interests are Reinstated, assumed or passed through (as applicable)).

The transfers of property by the Debtor to Reorganized Redback (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest Reorganized Redback with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject Reorganized Redback to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability.

On and after the Effective Date, to the maximum extent permitted by applicable law, Reorganized Redback may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests or Passed Through Rights without supervision of, or approval by, the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or this Confirmation Order. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estate shall be vested in Reorganized Redback on the Effective Date, and shall thereafter be exercisable and usable by Reorganized Redback to the same and fullest extent that they would have been exercisable and usable by the Debtor before the Petition Date, or by the Estate or Debtor during the Chapter 11 Case in the absence of the Plan. Without limiting the foregoing, to the maximum extent permitted by applicable law, Reorganized Redback may pay charges that it incurs on and after the Confirmation Date for Professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

3. Cancellation of Existing Securities and Related Agreements.

Except as otherwise provided in the Plan with respect to the post-Effective Date exercise of Above Market Warrants and Above Market Options during the Exercise Period, as of the Effective Date and after giving effect to the Reverse Stock Split and the other restructuring transactions described in Article IV.C of the Plan, the certificates or documentation evidencing or constituting the Existing Securities and other evidences of indebtedness shall evidence solely the right to receive the distribution of the consideration, if any, set forth in Article III.C of the Plan.

On the Effective Date, except as set forth in the preceding sentence or as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person, and (ii) the obligations of Redback under the Existing Securities and under Redback’s certificate of incorporation and bylaws, any agreements (including any investor rights or similar agreements with, or between, stockholders of Debtor), indentures, or certificates of designations in each case with respect to the Existing Securities, shall be discharged.

4. Restructuring Transactions and Issuance Of New Securities

Reorganized Redback is hereby authorized and directed to issue and deliver all securities to be issued in accordance with the Plan, including, but not limited to, the New Common Stock and New Warrants, each of which shall be issued or distributed as referenced in the Plan. Distributions of New Common Stock and New Warrants on account of any Existing Securities may be made to, and such distribution shall constitute a discharge of the Debtor of its obligations under the Plan in respect of such distributions, to the holders of record of such Existing Securities of the Debtor’s or its agents’ books, as of 5:00 p.m. Pacific Time on the Distribution Record Date. The Distribution Record Date shall be December 12, 2003. For the purposes of making adjustments to reflect fractional entitlements pursuant to the Plan, the Debtor may limit such adjustments to adjustments of the holdings of holders of record as of the Distribution Record Date; provided, however, that the Debtor, if it has information regarding beneficial ownership undergoing such record ownership, in its discretion may choose to make adjustment at such beneficial ownership levels and aggregate such fractional adjustments for the purpose of determining the appropriate adjustment to be reflected in record owner distributions. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Upon the Effective Date, the Old Redback Common Stock shall be subject to a 73.3925456 to one reverse stock split, such that each 73.3925456 shares of Old Redback Common Stock immediately prior to the Reverse Stock Split shall following the Reverse Stock Split (and subject to adjustment for fractional entitlements as set forth in the Plan) be consolidated into one share of Post-Split Common Stock, without the need for any further corporate act or other action under any applicable law, regulation, order or rule.

Upon consummation of the Reverse Stock Split, the Debtor shall without the need for any further corporate act or other action under any applicable law, regulation, order or rule, have 750,014,622 shares of authorized New Common Stock and 10,000,000 shares of authorized Preferred Stock.

Upon consummation of the Reverse Stock Split, and in accordance with and pursuant to the documents governing the Above Market Options and Above Market Warrants and the Employee Stock Purchase Plan and the exercise price or purchase price, the amount of common stock that may be issued pursuant to the Above Market Options and Above Market Warrants or purchasable under the Employee Stock Purchase Plan, as applicable, shall be modified as set forth in the Plan, without the need for any further corporate act or other action under any applicable law, regulation, order or rule.

Upon the expiration of the Exercise Period without the need for any further corporate act or other action under any applicable law, regulation, order or rule, the shares of Post-Split Common Stock shall be deemed cancelled. Following the expiration of the Exercise Period, the Class 8 Stock and the New Warrants may be issued by Reorganized Redback pursuant to the Plan without the need for further corporate act or other action under applicable law, regulation, order or rule.

All shares of New Common Stock issued pursuant to the Plan (or upon exercise of any New Warrant) shall be, upon issuance, fully paid and non-assessable, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares. The New Common Stock shall be entitled to the same rights and benefits under the Rights Agreement, dated as of June 12, 2001 between Redback and U.S. Stock Transfer Corporation, as Rights Agent (as amended or otherwise modified from time to time, the “Rights Agreement”), as previously enjoyed by the Old Redback Common Stock and Post-Split Stock, as applicable. The Rights Agreement shall be assumed by Reorganized Redback as of the Effective Date and shall continue in effect thereafter in accordance with its terms.

5. Exemption from Registration

The issuance of the New Securities pursuant to the Plan, including the New Common Stock and New Warrants, and any securities issued upon exercise thereof, shall be exempt, to the maximum extent permitted by applicable law, from registration under the

Securities Act and any other applicable securities laws (including state securities laws) pursuant to Section 1145 of the Bankruptcy Code, except to the extent of any restrictions applicable under Section 1145 to any holders of New Securities deemed to be “underwriters,” as that term is defined in Section 1145 of the Bankruptcy Code.

6. Transactions Required by the Plan

The Debtor (including Reorganized Redback) is authorized and directed to take any and all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan, or the transactions required by the Plan, each of which shall be implemented in accordance with the Plan and this Order. Reorganized Redback is hereby authorized and directed to enter into all agreements and other instruments contemplated by or to be entered into pursuant to the Plan without need for further action by Reorganized Redback’s directors or shareholders or otherwise.

In accordance with Section 1142 of the Bankruptcy Code, Reorganized Redback is authorized, empowered and directed to execute, deliver, acknowledge, adopt, ratify, certify, file and record any document and to take any other action necessary or appropriate to implement, consummate and otherwise give effect to the Plan and the other Plan Documents in accordance with their terms in all material respects, whereupon such documents, agreements and instruments shall be legal, valid and binding obligations of the parties thereto and enforceable in accordance with their terms except as enforceability may be affected by bankruptcy, insolvency, or other laws of general application affecting the rights of creditors generally.

7. Corporate Action

The adoption of the Reorganized Redback Certificate of Incorporation, the selection of members of the board of directors and corporate officers for Reorganized Redback as set forth in the Plan Supplement, the issuance of New Securities, the reservation of shares of New Common Stock, and all other actions contemplated by the Plan are hereby approved. All matters provided for in the Plan (and the Plan Supplement and other Plan Documents) involving the corporate structure of the Debtor or Reorganized Redback, and any corporate action required by the Debtor or Reorganized Redback in connection with the Plan and the Plan Supplement and the other Plan Documents), shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or the board of directors of the Debtor or Reorganized Redback. The chairman of the board of directors, chief executive officer, chief financial officer, or any other appropriate officer of Debtor shall be, and hereby are, authorized to issue, execute, deliver, file, or record, in the name of or on behalf of Reorganized Redback, such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, any securities issued pursuant to the Plan, and any other Plan Documents. The secretary or assistant secretary of Debtor shall be authorized to certify or attest to any of the foregoing actions.

Pursuant to section 303 of the Delaware General Corporation Law and any comparable provision of the business corporation laws of any other state, as applicable, no action of the directors or stockholders of Reorganized Redback shall be required to authorize them to engage in any of the activities contemplated by the Plan or any other Plan Document or in furtherance thereof and such activities shall be, and hereby are, deemed to have occurred and be effective as provided in the Plan or other Plan Document and such activities shall be, and hereby are, authorized and approved in all respects.

8. Exemptions from Transfer Taxes.

Pursuant to Section 1146(c) of the Bankruptcy Code, and, to the maximum extent permitted by applicable law, any transfers from the Debtor to Reorganized Redback or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, franchise tax required to be paid before filing or recording of any document, or other similar tax or governmental assessment. All appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

9. Distributions; Resolution of Disputed Claims and Interests.

The provisions in Articles V and VI of the Plan governing distributions, reserves and the procedures for resolving and treating Disputed Claims and Interests under the Plan are hereby approved and found to be fair and reasonable.

D.	Preservation of Causes of Action.

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Redback shall retain, and there shall be vested in Reorganized Redback, as assets all claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, whether arising before or after the Petition Date, whether or not litigation relating thereto was pending on the Petition Date or is pending on the Effective Date, whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedule of Claims and Interests, any Plan Document or any other document Filed with the Bankruptcy Court, that the Debtor or its Estate may hold against any Person (including any avoidance or recovery actions pursuant to Sections 105, 502(d), 510 or 542 through 551 or 553 of the Bankruptcy Code, or otherwise), except such claims that are expressly released under the Plan or the Confirmation Order. Without limitation to the foregoing, Reorganized Redback, in its sole discretion, may commence, prosecute, enforce, defend, settle, compromise, realize upon any rights, claims, causes of action and counterclaims for the benefit of Reorganized Redback. Nothing in this paragraph shall be deemed to affect the validity of any release or waiver by the Debtor or Reorganized Redback set forth in the Plan or this Order.

Without in any manner limiting the generality of the Plan, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedule of Claims and Interests, or any Plan Document or other document Filed with the Bankruptcy Court, shall not constitute a waiver or release by the Debtor of such claim, right, cause of action, defense, counterclaim, suit, or proceeding, and Reorganized Redback shall retain the right to pursue additional claims, rights, cause of action, defense, counterclaim, suits or proceedings.

E.	Discharge of Debtor.

Except as otherwise provided in the Plan or in this Confirmation Order, rights afforded in, and all consideration distributed under, the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties and in satisfaction of all Interests in the Debtor which Interests (except for Redback Preferred Stock Interests) shall be terminated.

Regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtor shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based upon such debt is Filed or deemed Filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan. For the avoidance of doubt, executory contracts or unexpired leases assumed, or Passed Through Rights passed through, pursuant to the Plan shall not be treated as discharged hereunder.

F.	Release, Injunction and Related Provisions.

1. Releases by the Debtor

As of the Effective Date, the Debtor (including Reorganized Redback) shall be deemed, to the maximum extent permitted by applicable law, to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtor, this Chapter 11 Case or the Plan (other than the rights of the Debtor (including Reorganized Redback) to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered, assumed or passed through thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor (including Reorganized Redback), this Chapter 11 Case or the Plan, and that may be asserted by or on behalf of the Debtor or its Estate or Reorganized

Redback against the Debtor’s directors, officers, employees, agents, financial advisors, representatives, affiliates, attorneys and professionals as of the Petition Date, or in the case of officers, directors, employees, financial advisors, attorneys and professionals as of May 1, 2003 or thereafter; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, employee, agent, financial advisor, representative, affiliate, attorneys or professional of the Debtor, or (ii) the willful misconduct or gross negligence of such director, officer, employee, agent, representative, affiliate, financial advisor, attorneys or professional, as determined by Final Order of a court of competent jurisdiction.

2. Releases by Holders of Claims and Interests

As of the Effective Date, to the maximum extent permitted by applicable law, each holder of a Claim or Interest that voted affirmatively in favor of the Plan and did not elect pursuant to its ballot to opt out of voting for the releases contained in the Plan, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtor (including Reorganized Redback), this Chapter 11 Case, or the Plan (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered, assumed or passed through hereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the recapitalization and restructuring efforts undertaken by the Debtor, this Chapter 11 Case or the Plan, against (i) the Debtor (including Reorganized Redback), and (ii) the Debtor’s (including Reorganized Redback’s) present and, if retained after, or whose retention was continued after, May 1, 2003, former directors, officers, employees, agents, financial advisors, attorneys and professionals and (iii) the Unofficial Noteholders’ Committee, its members, advisors and attorneys; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of (i) any express contractual obligation owing by any such present or former director, officer, employee, agent, financial advisors, attorneys or professional of the Debtor or the Unofficial Noteholders’ Committee or its members, advisors or attorneys, or (ii) the willful misconduct or gross negligence of such present or former director, officer, employee, agent, attorneys or professional of Debtor or the Unofficial Noteholders’ Committee or its members, advisors or attorneys, as determined by Final Order of a court of competent jurisdiction.

3. Injunctions.

Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order), shall remain in full force and effect until the Effective Date, to the maximum extent permitted by applicable law. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms, to the maximum extent permitted by applicable law.

Except as provided in the Plan or this Confirmation Order, as of the Confirmation Date, subject to the occurrence of the Effective Date, to the maximum extent permitted by applicable law, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, or claim, obligation, suit, judgment, damage, demand, debt, right, cause of action or liability that is released pursuant to the Plan, or any other parties in interest are permanently enjoined and precluded from asserting or taking any of the following actions against the Debtor, Reorganized Redback or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtor, Reorganized Redback, its successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, Reorganized Redback, its successors, or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtor, Reorganized Redback, its successors or their respective properties; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due or payable to the Debtor, Reorganized Redback, its successors or their respective properties; and (v) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

Any person injured by any willful violation of such injunctions may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator. In accordance with the foregoing, except as provided in the Plan or this Confirmation Order, this Confirmation Order shall constitute a judicial determination of discharge of all such Claims and Interests and other debts and liabilities against the Debtor, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

By accepting any distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan shall, to the maximum extent permitted by applicable law, be deemed to have specifically consented to the injunctions set forth in Article XIV.G of the Plan.

4. Exculpation and Limitation of Liability.

The Debtor (including Reorganized Redback), any Committee, the Unofficial Noteholder Committee, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns shall, to the maximum extent permitted by applicable law, not have or incur any liability to any holder of a Claim or Interest or Passed Through Right, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission arising after the Petition Date, except for their willful misconduct or gross negligence, as determined by Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Lock-Up Agreement.

Notwithstanding any other provision of the Plan, to the maximum extent permitted by applicable law, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action (other than rights to enforce the Plan and administrative claims created pursuant to the Plan) against Reorganized Redback, the Estate, any Committee, the Unofficial Noteholder Committee, or any of their respective present or former members, officers, directors, employees, equity holders, partners, advisors, attorneys or any of their successors or assigns, for any act or omission arising after the Petition Date, except for their willful misconduct or gross negligence, as determined by Final Order of a court of competent jurisdiction.

5. Injunction Related to Releases and Exculpation.

All Persons and Entities are permanently enjoined from commencing or prosecuting, whether directly, derivatively or otherwise, any Claims, Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

6. Termination of Subordination Rights.

The classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, Section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan are discharged and terminated pursuant to the Plan, and all actions related to the enforcement of such subordination rights are permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims or Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

7. Safe Harbor

The Debtor and each of its affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals has participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan, and, therefore, are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of New Securities under the Plan.

G.	Executory Contracts and Unexpired Leases.

1. Assumed Contracts, Unexpired Leases and Passed Through Rights

Except as otherwise provided below with respect to real estate leases or otherwise in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in contemplation of the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date (the “Assumed Contracts”). All such contract and lease assumptions described above are hereby approved under Section 365 of the Bankruptcy Code. Nothing in the Plan, the Plan Supplement or any other annex to the Plan, or any document executed or delivered in connection with the Plan Supplement or any such annex shall create any obligation or liability on the part of the Debtor, Reorganized Redback or any other person or entity that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise expressly provided in the Plan.

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on or promptly following the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases previously have agreed and may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized Redback or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. If the Debtor in its discretion determines that the amount asserted to be the necessary “cure” amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to reject the contract or lease pursuant to Article VII of the Plan, nothwithstanding the assumption pursuant to the Plan and or this Order.

Each executory contract and unexpired lease that is assumed or passed through and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the real estate, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in related to such real estate, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court, or is the subject of a motion to reject filed on or before the Confirmation Date.

As of the Effective Date, all Passed Through Rights, including any non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property license not assumable under Section 365(c) of the Bankruptcy Code, shall be passed through for the benefit of the Reorganized Redback, unaltered and unaffected by the Chapter 11 Case.

All executory contracts or unexpired leases or Passed Through Rights assumed or assumed and assigned or passed through by the Debtor during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of Reorganized Redback or its assignees, notwithstanding any provision in such contract or lease or Passed Through Right (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease or Passed Through Right.

2. Rejected Contracts, Leases and Passed Through Rights

Effective immediately prior to the Effective Date, each executory contract or unexpired lease or Passed Through Right of the Debtor listed on any “Schedule of Executory Contracts and Unexpired Leases and Passed Through Rights to be Rejected,” filed by the Debtor as part of the Plan Supplement, as amended, shall be deemed rejected, to the extent, if any, each constitutes an executory contract or unexpired lease or Passed Through Right. All such rejections are hereby approved. Listing a contract or lease or Passed Through Right on the Schedule of Executory Contracts and Unexpired Leases and Passed Through Rights to be Rejected as amended, shall not be deemed an admission by the Debtor or Reorganized Redback that such contract is an executory contract or unexpired lease or Passed Through Right or that the Debtor or Reorganized Redback has any liability thereunder.

Notwithstanding the provisions of Art. VII.A.1 of the Plan, each unexpired lease for the use or occupancy of real estate shall, as of the Effective Date, be deemed to be rejected by the Debtor pursuant to Section 365 of the Bankruptcy Code unless such lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to assume filed on or before the Confirmation Date. All such lease rejections described above are hereby approved under Section 365 of the Bankruptcy Code.

3. Claims Based on Rejection of Executory Contracts or Unexpired Leases; Bar Date

If the rejection by Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease or Passed Through Right gives rise to a Claim, a proof of Claim must be filed and served upon Reorganized Redback and its bankruptcy counsel within thirty (30) days after the earlier of (i) notice of entry of the Confirmation Order, or (ii) other notice that the executory contract or unexpired lease or Passed Through Right has been rejected (“Rejection Claim Bar Date”). Any Claims not served within such time periods will be forever barred from assertion against Reorganized Redback, its Estate, and its property.

4. Indemnification of Directors, Officers and Employees

Notwithstanding anything to the contrary in the Plan, the obligations of the Debtor to indemnify and/or provide contribution to any person or entity serving at any time on or prior to the Effective Date as one of its directors, officers, agents, employees or representatives by reason of such person’s or entity’s service in such capacity (or, as applicable, as a director, officer agent, employee or representative of any other corporation or legal entity), to the extent provided in the Debtor’s Corporate Documents, or by a written agreement with the Debtor, or pursuant to applicable general corporation law, each as applicable, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, shall not be discharged or impaired by confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan and shall be deemed and treated as executory contracts that are assumed by Reorganized Redback pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as Assumed Unsecured Claims and shall survive Unimpaired and unaffected by entry of this Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before, on or after the Petition Date.

H.	Approval of Compromises of Controversies

The provisions of the Plan, which constitute a good faith compromise and settlement of all Claims arising prior to the Petition Date, and all other compromises and settlements provided for in the Plan, are hereby approved pursuant to Bankruptcy Rule 9019.

I.	Professional Fee Claims.

Pursuant to Article XIV.A of the Plan, all final requests for compensation or reimbursement of Professional fees pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtor or any Committee (if appointed) prior to the Confirmation Date must be filed and served on Reorganized Redback and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court (“Professional Fee Claim Bar Date”). Nothing herein shall affect the Debtor’s ability to make interim payments to Professionals upon order of the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on Reorganized Redback and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. Reorganized Redback may pay charges that it incurs on and after the Confirmation Date for Professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court. Nothing in this Order shall constitute or be deemed to constitute any modification of any professional fee carveout provisions in the debtor in possession financing order entered in this Chapter 11 case.

J.	Modification

Subject to further orders of the Court, at any time prior to substantial consummation of the Plan, the Debtor or Reorganized Debtor may apply to the Bankruptcy Court to modify the Plan or any exhibits thereto in accordance with Article XI of the Plan and section 1127 of the Bankruptcy Code, to remedy defects or omissions in the Plan or to reconcile inconsistencies in the Plan, Disclosure Statements or the Confirmation Order, or to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan.

K.	Notices.

1. Entry of Confirmation Order.

As soon as practicable after the Confirmation Date, the Debtor shall mail notice of the entry of this Confirmation Order to all parties entitled to notice pursuant to Bankruptcy Rules 2002(f) and 3020(c).

2. Occurrence of Effective Date.

As soon as reasonably practicable after the Effective Date, the Reorganized Redback shall mail notice of the occurrence of the Effective Date to all parties entitled to notice pursuant to Bankruptcy Rules 2002(f) and 3020(c).

L.	Construction of Order

The failure to reference a particular provision of the Plan in this Order shall not affect the validity or enforceability of such provision. Each provision of the Plan shall be deemed authorized and approved by this Order and shall have the same binding effect of every other provision of the Plan, whether or not mentioned in this Order.

M.	Order Effective Upon Entry; Effect of Reversal or Modification

This Confirmation Order shall be effective and enforceable upon entry, and shall not be stayed, under Bankruptcy Rule 3020(e) or otherwise, unless otherwise expressly ordered by this Court.

If any or all of the provisions of this Order are hereafter modified, vacated or reversed by subsequent order of this or any other court, such reversal, modification or vacation shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order, nor shall such reversal, modification or vacation of this Order affect the validity or enforceability of such act or such obligations. Notwithstanding any reversal, modification or vacation of this Order, any such act or obligation incurred or undertaken pursuant to and in reliance on this Order prior to the Effective Date of such reversal, modification or vacation shall be governed in all respects by the provisions of this Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

N.	Retention of Jurisdiction.

Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, this Court hereby retains jurisdiction over all matters arising out of or related to the Chapter 11 Case and the Plan after the Effective Date to the full extent provided for in Article XII of the Plan and applicable law.

O.	Nonseverability.

The provisions of this Confirmation Order are nonseverable and mutually dependent.

P.	Claim of Ableco Finance LLC

A condition to the Effective Date of the Plan shall be that either: (a) all amounts due or payable to the DIP Lender, Ableco Finance LLC and Wells Fargo Foothill, Inc. under the Interim Order or the Final Order (together, the “DIP Financing Order”) approving the Debtor’s Motion for debtor in possession financing (Docket No. 26), if any, shall have been paid in full in cash, all outstanding letters of credit issued pursuant to the DIP financing, if any, shall have been terminated or replaced by letters of credit issued by another issuer, and notice of termination of the revolving credit commitment under the DIP Financing Order shall have been given to Ableco Finance LLC and Wells Fargo Foothill, Inc.; or (b) the Debtor shall have entered into an exit financing agreement with Ableco Finance LLC that at closing will pay Wells Fargo Foothill, Inc. its participation in the loan balance, if any, in full in cash, will terminate or replace any letters of credit issued by Wells Fargo Foothill, Inc., and will terminate the revolving credit commitment with respect to Wells Fargo Foothill, Inc. This condition may be waived by Ableco Finance LLC and Wells Fargo Foothill, Inc. or by agreement of Ableco Finance LLC and Wells Fargo Foothill, Inc. and the Debtor without any further order or approval of this Court.

Q.    Nothing in this Confirmation Order shall be deemed to constitute an authorization to release $955,000 in funds in an escrow established by the Debtor pre-petition for the benefit of UBS Securities LLC.

IT IS SO ORDERED.

Phoenix, Arizona

Dated: December 19, 2003

/s/ Charles G. Case II
Charles G. Case II
United States Bankruptcy Judge

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